LAIDLAW CEO TO ASSUME DIRECT MANAGEMENT RESPONSIBILITIES
FOR EDUCATION SERVICES BUSINESS

To Continue Implementation of Strategic Plan

Naperville, Ill., May 5, 2005 – Laidlaw International, Inc. (NYSE:LI), a holding company for North America’s largest provider of school and inter-city bus transport and public transit services, announced today that Kevin Benson, Laidlaw International’s president and chief executive officer, is assuming direct management responsibilities for the Laidlaw Education Services segment. In addition to this new role, Benson will continue to fulfill his existing responsibilities as CEO of Laidlaw International. Hugh MacDiarmid, current president and chief executive of Laidlaw Education Services, will assume the role of Special Advisor reporting to Mr. Benson, and will remain with Laidlaw until the end of this calendar year.

Noting the company’s change in management needs due to the recent divestiture of Laidlaw’s non-core businesses, Benson said, “With our recent sale of our healthcare assets complete, much of my time and attention will be focused on ensuring the timely and effective execution of our initiatives to improve margins and operating performance in our school bus business. We have an excellent platform to leverage our leadership position to drive sustainable results for our shareholders and provide a foundation for growth into new revenue sources.”

“Hugh has made significant contributions to the company’s overall success. I would like to thank him for the commitment he has made to Laidlaw and for the excellent job he has done to enable the company to optimize its performance and compete aggressively in the current environment,” said Benson.

Laidlaw Education Services, the largest of the company’s three businesses, reported revenue of approximately $1.5 billion in the company’s fiscal 2004. The company transports more than 2 million students to and from school on a daily basis. Through the efforts of its more than 45,000 employees, the company operates a fleet of more than 40,000 busses under contracts with school districts in the United States and Canada.

Laidlaw International, Inc. is a holding company for North America’s largest providers of school and inter-city bus transport and public transport services. The company’s shares trade on the New York Stock Exchange (NYSE: LI). For more information, visit our website at www.laidlaw.com.

Forward-Looking Statements

Certain statements contained in this press release, including statements regarding the status of future operating results and market opportunities and other statements that are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of terminology such as: believe, hope, may, anticipate, should, intend, plan, will, expect, estimate, continue, project, positioned, strategy and similar expressions. Such statements involve certain risks, uncertainties and assumptions. Should these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. In light of these risks and uncertainties you are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult further disclosures the company makes that are reflected in “Note Regarding Forward-Looking Statements” and “Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations “ in the company’s Form 10-K for the year ended August 31, 2004, and as may be detailed in the company’s other filings from time to time with the Securities and Exchange Commission.

Contact:
Sarah Lewensohn
Director, Investor Relations
(630) 848-3120